Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER OF 2007
Company Sustains Momentum into First Quarter of 2007,
Moves Ahead on Planned Organon BioSciences Acquisition
KENILWORTH, N.J., April 19, 2007 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the first quarter of 2007 and commented on its planned acquisition of Organon BioSciences N.V. (OBS).
     “Our first quarter performance demonstrates that we continue to hone our competitive edge, extend our core businesses and deliver very strong results,” said Fred Hassan, chairman and CEO. “We sustained the momentum in the first quarter that we built in our business over the last three years. At the same time, we are gaining momentum in R&D. And our planned combination with OBS and its Organon, Intervet and Nobilon businesses promises to build on that momentum.”
     For the 2007 first quarter, net income available to common shareholders increased to $543 million or 36 cents per common share on a GAAP basis versus net income of $350 million or 24 cents per common share in the 2006 first quarter. Excluding charges of $96 million related to three upfront licensing payments included in research and development expenses, earnings per share for the 2007 first quarter would have been 42 cents (see table below). The 2006 first quarter includes income of $22 million or approximately 2 cents per share resulting from the cumulative effect of the adoption of SFAS 123R related to stock-based compensation.
     GAAP net sales for the 2007 first quarter totaled $3.0 billion, up 17 percent versus the 2006 first quarter. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see table below), Schering-Plough’s adjusted net sales (hereinafter referred to as “adjusted sales”) for the 2007 first quarter would have totaled $3.6 billion, a 21 percent increase compared to $2.9 billion on a similar adjusted basis in the 2006 first quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc. (Merck), as the venture is accounted for under the equity method.
     “Schering-Plough has now delivered 10 consecutive quarters of double-digit adjusted sales growth on a year-over-year basis,” said Hassan. “We are growing our core businesses across all major geographic regions. We have sustained the strength of our cholesterol, respiratory, immunology and
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oncology franchises. Our Animal Health and Consumer Health Care businesses are also growing. Our strategy of growing the top line while maintaining financial discipline is clearly paying off – with higher bottom-line earnings and growing financial headroom.”
        Along with strong business results, Hassan emphasized that, “Schering-Plough is gaining momentum in R&D. We are moving forward with four ‘fast-track’ compounds discovered in our own labs.” He noted that the U.S. Food and Drug Administration grants “fast track” status to compounds with potential to address serious unmet medical needs. The four projects are: a novel oral thrombin receptor antagonist (TRA) for acute coronary syndrome and secondary prevention; vicriviroc, a CCR5 receptor antagonist for HIV; boceprevir, a protease inhibitor for hepatitis C; and an A2a receptor antagonist for patients with Parkinson’s disease.
        In cardiovascular care, Schering-Plough “is emerging as a leader, both in the marketplace and in clinical research,” said Hassan. He pointed to the approval of ZETIA in Japan announced yesterday and to the Phase II results for TRA reported in a late-breaking clinical trial session at last month’s American College of Cardiology (ACC) meeting. Results at ACC showed that TRA, a novel selective antiplatelet therapy, met its primary endpoint of demonstrating no increase in major and minor bleeding when added to standard antiplatelet therapy. Schering-Plough also announced yesterday that two large phase III trials are being planned for TRA, with patients expected to begin treatment in the trials later this year.
     Schering-Plough has also extended its research pipeline by capturing external innovation through business development and licensing agreements. Over the last three years, the company has entered into a series of agreements in support of its key therapeutic areas, including respiratory, infectious diseases, cardiovascular, oncology, immunology, as well as in Consumer Health Care and Animal Health. Examples include last month’s agreement with Merck to develop an ezetimibe (ZETIA) and atorvastatin fixed-dose combination medicine for lowering cholesterol. This could further realize the value of Schering-Plough’s ZETIA discovery. Other examples include the company’s in-licensing from Anacor Pharmaceuticals of AN2690 for the treatment of onychomycosis, and from ALK-Abelló of sublingual tablet-based immunotherapies for various allergies.
Organon BioSciences Update
“Since we began the Action Agenda four years ago, Schering-Plough has been on a journey of transformation. Our success in advancing through the Stabilize and Repair phases, through the Turnaround phase in just one year, and now into the Build the Base phase, has given us the strength and resources to build our business through a significant acquisition. The Organon BioSciences acquisition that we announced in March will
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be an important part of our Build the Base phase. As we move forward, we are drawing upon this management team’s demonstrated track record of creating value with large, complex transactions – including transatlantic combinations,” said Hassan.
     Following the March 12 announcement, Schering-Plough immediately began work on key activities that are part of the process for completing the transaction. These activities include conferring with social partners, such as Works Councils, and working through the antitrust process in various jurisdictions, including in the United States and EU. Schering-Plough and Organon BioSciences also began to develop a process that would be initiated for integration once the key activities are completed and the transaction has closed. The transaction is expected to be completed by year-end 2007 and remains subject to certain closing conditions, including regulatory approvals.
     “Five weeks after the announcement, we are now even more convinced that this is the right deal, at the right time,” said Hassan. “Strategically, scientifically and financially – this combination promises to be an excellent and complementary fit. Looking ahead, our primary job will be to sustain the momentum we have gained in our business and research operations, while achieving a smooth and efficient integration with Organon BioSciences. Then, together, we will work toward building a new kind of health care company that can meet the needs of our customers and deliver high performance for the long term.”
First Quarter 2007 Results
For the 2007 first quarter, Schering-Plough reported net income available to common shareholders of $543 million or 36 cents per common share on a GAAP basis. Excluding charges of $96 million or 6 cents per share related to three upfront licensing payments that are included in research and development expense, earnings per share for the 2007 first quarter would have been 42 cents. For the 2006 first quarter, Schering-Plough reported net income of $350 million or 24 cents per common share, which includes income of 2 cents per share resulting from the cumulative effect of the adoption of SFAS 123R related to stock-based compensation.
     GAAP net sales for the 2007 first quarter totaled $3.0 billion, up 17 percent as compared to the first quarter of 2006. The sales growth versus 2006 reflects a 3 percent favorable impact from foreign exchange.
     Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.2 billion in the 2007 first quarter, a 48 percent increase compared to net sales of $778 million in the comparable 2006 period. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the
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2007 first quarter would have been $3.6 billion, a 21 percent increase, compared to $2.9 billion on a similar adjusted basis in the 2006 first quarter.
     Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was just granted regulatory approval. ZETIA will not become available in Japan until National Health Insurance Reimbursement price listing. Schering-Plough records its share of the income from operations in “Equity income from cholesterol joint venture,” which totaled $487 million in the 2007 first quarter versus $311 million in the first quarter of 2006. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by its overall cost structure.
     Sales of REMICADE increased 34 percent to $373 million in the first quarter of 2007, driven by growth across all indications. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease and ulcerative colitis. REMICADE sales were higher primarily due to continued market growth and expanded indications for its use.
     Global NASONEX sales rose 24 percent to $284 million versus the 2006 period, primarily due to growth in core global markets.
     Sales of PEGINTRON for hepatitis C increased 10 percent to $217 million in the 2007 first quarter due to growth in the United States and many international markets.
     Global CLARINEX sales in the first quarter of 2007 were $204 million compared to $160 million in the prior period. International sales of prescription CLARITIN were $112 million in the first quarter compared to 2006 sales of $101 million.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 20 percent to $196 million due primarily to continued utilization in Europe for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer, and the product’s 2006 launch in Japan. The growth rate for TEMODAR is expected to moderate as significant penetration in U.S. and EU markets has already been achieved in the treatment of GBM. Also reporting higher sales in the quarter was CAELYX, up 21 percent to $62 million, as a result of increased use in treating ovarian and breast cancer.
     Among other prescription products posting higher sales in the 2007 first quarter was the antibiotic AVELOX, up 43 percent to $115 million, primarily as a result of increased market share.
     Consumer Health Care sales were $345 million in the 2007 first quarter, up 11 percent versus the 2006 period due primarily to increased sales of OTC CLARITIN and sun care products.
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     Animal Health sales increased 12 percent to $232 million, reflecting growth across most geographic areas, led by the companion animal, poultry and swine product lines and the positive impact of foreign currency exchange rates.
     Schering-Plough incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
     Schering-Plough’s gross margin was 68.5 percent for the 2007 first quarter as compared to 65.0 percent in the 2006 period. This improvement was due to improved product mix and cost savings from the 2006 manufacturing streamlining activities. Additionally, the company is achieving greater production efficiencies and process improvements through its “Right First Time” initiative.
     SG&A expenses were $1.2 billion in the first quarter of 2007, up 12 percent versus $1.1 billion in the prior year period. SG&A in the first quarter of 2007 reflected field support for new launches, higher promotional spending and ongoing investments in emerging markets.
     Research and development spending for the 2007 first quarter increased to $707 million compared to $481 million in the first quarter of 2006. Included in R&D spending in the first quarter of 2007 was $96 million related to upfront payments made for three licensing transactions that closed in the first quarter (Anacor, ALK-Abelló and Valeant/Metabasis). The increase in R&D expenses was also due to higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s progressing pipeline.
Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Entered into an exclusive, worldwide agreement for the development and commercialization of AN2690, a topical antifungal therapy, with Anacor Pharmaceuticals, a privately held pharmaceutical company. The drug is currently in Phase II clinical trials for onychomycosis, a fungal infection of the nail and nail bed that affects 7 to 10 percent of the U.S. population. (Announced Feb. 2)

•	Increased the quarterly dividend by 18 percent or 1 cent per share to 6.5 cents per common share. This was the first increase in the quarterly dividend since 2002. (Announced Feb. 27)

•	Gained European Commission (EC) approval with Centocor, Inc. of a label extension for REMICADE (infliximab) allowing for greater dosing flexibility in the treatment of rheumatoid
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arthritis (RA). The revised labeling will allow RA patients to receive an adjusted dosage of REMICADE to maximize efficacy and symptom relief. (Announced March 2)

•	Announced a transaction under which Schering-Plough will acquire Organon BioSciences N.V., the human and animal health care businesses of Akzo Nobel N.V., for approximately €11 billion in cash. The transaction, which is expected to close by the end of 2007, is anticipated to be accretive to Schering-Plough’s earnings per share in the first full year, excluding purchase-accounting adjustments and acquisition-related costs. (Announced March 12)

•	Announced the results of a Phase II trial of Schering-Plough’s novel oral thrombin receptor antagonist (TRA) SCH 530348 in a late-breaking clinical trial session at the annual Scientific Sessions of the American College of Cardiology/i2 Summit in New Orleans. The trial met its primary endpoint of demonstrating no increase in major and minor bleeding, according to the TIMI bleeding scale, when this novel selective antiplatelet compound was added to standard antiplatelet therapy (including aspirin and clopidogrel) among patients undergoing percutaneous coronary intervention. (Announced March 24)

•	Announced with Centocor, Inc. that the Committee for Medicinal Products for Human Use of the European Medicines Agency issued a positive opinion recommending the approval of REMICADE (infliximab) for the treatment of severe, active Crohn’s disease in pediatric patients aged 6 to 17 years, who have not responded to conventional therapy or who are intolerant to, or have contraindications for, such therapies. (Announced March 26)

•	Announced that Schering-Plough has entered into an agreement with Merck & Co., Inc. to commence development of an ezetimibe and atorvastatin fixed-dose combination product. (Announced March 26)

•	Announced that prescription-strength MiraLAX (polyethylene glycol 3350) is now available as an over-the-counter (OTC) treatment for occasional constipation. MiraLAX was the leading prescription laxative and is the first Rx-to-OTC switch in the laxative category in 30 years. (Announced March 28)

•	Entered into an exclusive worldwide agreement with AVEO Pharmaceuticals, Inc. to develop and commercialize AV-299, an antibody that has demonstrated efficacy in preclinical models of human cancer. AV-299 targets the hepatocyte growth factor/scatter factor ligand (HGF/SF) that binds the c-met receptor; this ligand/receptor target is important in the etiology of several solid human cancer types. (Announced April 4)

•	Gained approval from the Chinese State Food and Drug Administration for PEGINTRON (peginterferon alfa-2b) for the treatment of patients with chronic hepatitis B, the most prevalent
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infectious disease in China and one of the country’s leading causes of death. (Announced April 5)

•	Announced plans to initiate two global Phase III large-scale clinical outcomes trials for the company’s novel selective oral antiplatelet therapy, the thrombin receptor antagonist (TRA). TRA is being developed for the treatment and prevention of cardiac events in patients with acute coronary syndrome and those with prior myocardial infarction or stroke, as well as in patients with existing peripheral arterial disease. (Announced April 18)

•	Gained approval in Japan for ZETIA (ezetimibe), a novel cholesterol-lowering agent that inhibits the absorption of cholesterol in the intestines. ZETIA is approved in Japan as a monotherapy and co-administered with a statin for use in patients with hypercholesterolemia, familial hypercholesterolemia or homozygous sitosterolemia. ZETIA will not become available in Japan until National Health Insurance Reimbursement price listing. (Announced April 18)
First Quarter 2007 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 7 a.m. (EDT) to review the 2007 first quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #3353424. A replay of the call will be available starting at approximately 11 a.m. on April 19 through 5 p.m. on May 18. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #3353424. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on April 19 through 5 p.m. on May 18.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on April 19, 2007, beginning at 7 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans, its strategy, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, expected synergies, ability to access the capital markets, prospective products or product approvals, timing and conditions of regulatory approvals, anticipated costs and savings of changes to its manufacturing operations, trends in performance, anticipated timing of clinical trials and its impact on R&D spending, anticipated exclusivity periods, and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ from forward-looking statements, including market forces, economic factors such as factors interest rate and exchange rate fluctuations, obtaining regulatory approvals and satisfaction of other customary closing conditions, the outcome of contingencies such as litigation and investigations, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further
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details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. “Risk Factors” in the company’s 2006 10-K.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its approximately 33,500 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the first quarter ended March 31 (unaudited):
(Amounts in millions, except per share figures)

	First Quarter
	2007	2006
Net sales	$2,975	$2,551
Cost of sales	937	893
Selling, general and administrative	1,213	1,086
Research and development 1/	707	481
Other income, net	(48)	(34)

Special and acquisition related charges	1	—
Equity income from cholesterol joint venture	(487)	(311)

Income before income taxes	652	436
Income tax expense	87	86

Net income before cumulative effect of a change in accounting principle	$565	$350

Cumulative effect of a change in accounting principle, net of tax	—	(22)

Net income	$565	$372

Preferred stock dividends	22	22

Net income available to common shareholders	$543	$350

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle 2/	$0.36	$0.22
Cumulative effect of a change in accounting principle, net of tax	—	0.02

Diluted earnings per common share 2/	$0.36	$0.24

Average common shares outstanding – diluted	1,571	1,486
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

1/	Included in research and development is $96 million related to upfront payments made for the licensing of three products.

2/	Diluted earnings per common share for the three month period ended March 31, 2007 is calculated based on net income of $565 million and average diluted shares outstanding of 1,571. The increase in average diluted shares outstanding in 2007 is due to the preferred shares being dilutive for the three months of 2007 under accounting rules. The preferred shares were not dilutive for the three month period ended March 31, 2006.
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SCHERING-PLOUGH CORPORATION
Report for the period ended March 31 (unaudited):
GAAP Net Sales by Key Product
(Dollars in millions)

	First Quarter
	2007	2006	%
GLOBAL PHARMACEUTICALS	$2,398	$2,032	18%
REMICADE	373	278	34%
NASONEX	284	229	24%
PEGINTRON	217	196	10%
CLARINEX / AERIUS	204	160	28%
TEMODAR	196	163	20%
AVELOX	115	80	43%
CLARITIN RX	112	101	11%
INTEGRILIN	84	80	6%
REBETOL	71	78	(8%)
CAELYX	62	51	21%
INTRON A	60	60	—
SUBUTEX / SUBOXONE	56	48	17%
PROVENTIL / ALBUTEROL CFC	53	41	31%
ASMANEX	43	20	116%
ELOCON	36	34	4%
FORADIL	26	21	25%
NOXAFIL	16	2	N/M
Other Pharmaceuticals	390	390	—

CONSUMER HEALTH CARE	345	311	11%
OTC	177	153	16%
OTC CLARITIN	127	111	15%
Foot Care	78	83	(6%)
Sun Care	90	75	20%

ANIMAL HEALTH	232	208	12%

CONSOLIDATED GAAP NET SALES	$2,975	$2,551	17%

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended March 31 (unaudited)
(Dollars in millions)	2007	2006	%

Net sales, as reported	$2,975	$2,551	17%

50 percent of cholesterol joint venture net sales a/	575	389

Adjusted net sales	$3,550	$2,940	21%

a/   Total net sales of the cholesterol joint venture for the three months ended March 31, 2007 and 2006 were $1.2 billion and $778 million, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
Net income and diluted earnings per common share, excluding research and development upfront licensing payments

	Three months ended March 31, 2007 (unaudited)
		Diluted earnings per
(Dollars in millions, except per share figures)	Net income	common share

As reported	$565	$0.36
Upfront license payments	96	0.06

Excluding upfront license payments	$661	$0.42

NOTE: Net income and diluted earnings per common share excluding upfront license payments are non-U.S. GAAP measures used by management in evaluating the performance of the company’s overall business. Upfront licensing payments have been excluded from Net income as the company does not consider these charges to be indicative of continuing operating results. The company believes that these performance measures contribute to a more complete understanding by investors of the overall results of the company. Net income and diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.
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